UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2017

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 24, 2017, the registrant announced its unaudited financial results for the first quarter ended March 31, 2017. A copy of the press release issued by the registrant regarding the foregoing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2017, the registrant’s Board of Directors (the “Board”) appointed Mr. Dave De Yang as a member of the Board to fill a vacancy in the Board and as a member of the Audit Committee (the “Audit Committee”) of the Board, effective as of that date. Mr. Yang has been appointed to the class of directors whose term will expire at the registrant’s 2018 annual meeting of stockholders. Mr. Yang has been a member of the board of directors and of the audit committee of the registrant’s majority-owned subsidiary Changyou.com Limited (NASDAQ: CYOU) since 2009.

Mr. Yang became a Partner in and the Chief Financial Officer of Dalton International, a private equity firm based in Chicago, in 2017. From 2012 through 2016, Mr. Yang served as CFO for Reckitt Benckiser’s North Asia region, including China, Hong Kong, Taiwan, Japan and Korea. Prior to joining Reckitt Benckiser, Mr. Yang worked for McDonald’s Corporation as a senior financial director, including an international assignment as the Corporate Controller of McDonald’s China for three and half years. Prior to that role, he served as acting controller of McDonald’s India and Indonesia and as a senior director of McDonald’s Corporation in the Asia Pacific, Middle East and Africa division, where he oversaw the development and supervision of financial strategy and policy. Prior to joining McDonald’s Corporation, Mr. Yang worked in the U.S. business unit of Ernst & Young LLP for seven years in various positions, including as a group manager. During Mr. Yang’s tenure at Ernst & Young LLP, he focused on business risk management consultation, corporate M&A, restructuring of corporate internal management processes, internal audits, risk assessment, control system designs, and auditing of corporate financial statements, primarily for Fortune 500 companies. Mr. Yang has a master of business administration degree from the City University of New York, a master’s degree in Management and Engineering from the Graduate School of the Chinese Academy of Sciences in Beijing, and a bachelor’s degree in physics from the University of Science and Technology of China. Mr. Yang is a member of the U.S. Institute of Certified Internal Auditors, the Institute of Certified Public Accountants and the Institute of Certified Management Accountants.

For his service on the registrant’s Board and Audit Committee, Mr. Yang will be entitled to receive the same types and amounts of compensation as the registrant generally awards to non-employee members of its Board and to members of its Audit Committee.

Item 8.01	Other Events.

As previously reported in a Form 8-K filed on August 5, 2016, the registrant notified the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) on August 4, 2016 that Mr. Charles Huang had resigned from the registrant’s Audit Committee, while remaining on the registrant’s Board, and that, as a result, the Audit Committee had only two members and the registrant no longer complied with Nasdaq Listing Rule 5605(c)(2), which requires companies with securities listed on Nasdaq to have an audit committee composed of at least three directors. The registrant reported in the same Form 8-K that it would rely on the cure period provided by Nasdaq Listing Rule 5605(c)(4), which would have permitted the single vacancy caused by Mr. Huang’s resignation from the Audit Committee to continue until the earlier of the registrant’s next annual meeting of stockholders or August 4, 2017.

As disclosed above in Item 5.02 of this report, Mr. Dave De Yang has been appointed to the registrant’s Audit Committee, effective April 22, 2017, to fill the vacancy created by Mr. Huang’s resignation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated April 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 24, 2017	SOHU.COM INC.

	By:	/s/ Joanna Lv
Joanna Lv Acting Chief Financial Officer